Exhibit 99.2

CHP 2016 Valuation Webinar Script

Feb. 15, 2017, 1 p.m. ET

Operator Name:

Operator:

Ladies and gentlemen, welcome to the CNL Healthcare Properties valuation conference call. On the call today will be Stephen Mauldin, President and Chief Executive Officer, Kevin Maddron, Chief Financial Officer and Chief Operating Officer and John Starr, Chief Portfolio Officer.

Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance.

Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The Company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments, except as required by law.

As with any investment, investing in CNL Healthcare Properties is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the Company’s website at CNLHealthcareProperties.com. Each listener is encouraged to review those filings together with all other information provided.

We will conduct a question and answer session at the end, and instructions will be provided at that time. As a reminder, this call is being recorded on Feb. 15, 2017 at [TIME]. I will now turn the call over to Mr. Mauldin.

NOTE: Once Q&A ends, turn call back to Stephen Mauldin for closing remarks

Welcome/Agenda - Slide 7

Steve Mauldin:	Thanks very much (OPERATOR NAME). Good afternoon and thank you for joining us today. My name is Steve Mauldin, President and CEO of CNL Healthcare Properties. On the call today, we will begin by touching on where we’ve been as a company, including major milestones along the way, and briefly review our current portfolio before we dive into the results of our most-recent estimated net asset valuation.

Timeline/Overview - Slide 8

Steve Mauldin:	In mid-2011, we initiated our public offering and commenced operations as a REIT the following year. We invested $302 million to acquire our largest seniors housing portfolio in 2013 and in 2014, completed one of the largest medical facilities transactions in the U.S. by purchasing a portfolio of nine Class A medical office buildings for $238 million. At the end of 2014, we added our 100th property and in January 2015 concluded our initial offering of shares. Our follow-on equity offering launched in February 2015 and ran through September 30, 2015, when we closed our equity capital raise.

Timeline/Overview - Slide 9

Steve Mauldin:	Along the way and consistent with IPA guidelines, we have conducted four annual, estimated net asset valuations per share, which were $9.13 in 2013, $9.52 in 2014, $9.75 in 2015 and our most recent valuation of $10.04 per share as of December 31st, 2016, which is the main subject of today’s call.

Timeline/Overview - Slide 10

Steve Mauldin:	Today, the REIT owns a portfolio of 144 assets with a total investment value of over $3 billion. We own well-located and well-positioned seniors housing communities, medical office buildings, post-acute and acute care facilities in 34 states. This includes our most recent acquisition, a newly constructed inpatient rehabilitation facility in New Orleans, Louisiana that we purchased in 2016.

Portfolio Overview - Slide 11

Steve Mauldin:	During 2016, we largely focused on completing our development and value-add expansion projects, and leasing-up recently constructed communities such as HarborChase of Shorewood, pictures of which are on the left-hand side of this slide.

Last year, we completed the construction of Watercrest at Katy, our fifth ground-up seniors housing development. Our Katy community – shown in the upper right of this slide – began welcoming residents in May and has enjoyed strong lease-up momentum since we opened.

We are also committed to creating and selectively harvesting value in the portfolio which may entail the strategic and opportunistic sale of certain assets. In November of last year, we did just that when we sold Dogwood Forest of Acworth, which is a seniors housing community in the Atlanta, Georgia area. We developed that community for $19.7 million and sixteen months later, we were presented a unique opportunity to sell it for $34.3 million and did so. While we do not have large-scale disposition plans at this time, in 2017 we may consider selling additional assets in an opportunistic fashion.

We currently have a five new seniors housing communities that are still under construction. These communities have projected completion dates in the first half of this year and we are eager to successfully deliver these projects and begin welcoming residents.

Portfolio Overview – Slide 12

Steve Mauldin:	Our seniors housing communities comprise approximately 57% of our portfolio based on purchase price, with the overwhelming majority being private-pay assisted living, including assisted living with memory care services, and independent living communities. 33% of our holdings are medical office buildings which include physicians’ practices as well as diagnostic treatment and other healthcare delivery providers. Importantly, 73% of our medical office buildings are strategically located on, or adjacent to, a hospital campus, with another 20% of our medical office buildings being off-campus, but affiliated with a leading healthcare system in the market.

Based on purchase price, 10% of our portfolio consists of post-acute care and or acute care properties such as skilled nursing facilities, inpatient rehabilitation centers, specialty hospitals and/or other specialty medical facilities.

Our aggregate debt-to-total assets ratio as of year-end December 31, 2016, was 55%, which is consistent with our business plan at this stage of the REIT.

As you can tell, we’ve covered a good bit of ground since our launch in mid-2011 and, while we are always seeking to improve, we are quite pleased with our progress, growth and overall performance. Our estimated net asset value per share has now increased for a third year in a row and I would now like to turn the call over to John Starr, our Chief Portfolio Officer to discuss our annual valuation process in more detail.

Estimated NAV– Slide 13

John Starr:	Thank you, Steve. The process we undertook for this year’s NAV was entirely consistent with prior years’, which involved following the company’s valuation policy and certain recommendations and methodologies of the Investment Program Association. Both our board of directors and our valuation committee which is comprised of our three independent directors - approved the engagement of CBRE Capital Advisors Inc. or CBRE Cap, an independent investment banking firm as our valuation consultant.

CBRE Cap commissioned MAI certified appraisals for each property from CBRE valuation and advisory services. The estimated value for real estate assets was determined utilizing a discounted cash flow approach and was tested by CBRE Cap for reasonableness. The valuation did not include any portfolio adjustments to value due to the portfolio’s size and or its diversification.

The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we could obtain in the market today and the values of other assets and liabilities such as cash, prepaid assets and accounts payable were based on the book values derived from our preliminary balance sheet for the year ended December 31, 2016.

Methodology: Wholly Owned Properties – Slide 14

John Starr:	CBRE Cap relied on MAI restricted use appraisals, public filings and management input during its valuation to estimate the value of our real estate assets. Our properties were split into three categories - wholly owned properties, partially owned properties and vacant land held for development.

Wholly owned properties were valued based on cash flow projections and unlevered discounted cash flow analysis from the MAI appraisals on a property by property basis. For non-stabilized properties, lease up discounts and cost to complete where appropriate were applied.

For properties with third party leases, the valuations represent the lease fee value based on rent we expect to receive. The terminal values in a discounted cash flow analysis were estimated by dividing the forward years’ rent or net operating income as appropriate by the estimated terminal capitalization rate. Terminal cap rates vary by location, asset age and quality in the supply and demand dynamics for each market. A valuation range was calculated by varying the discount rate and terminal cap rates by 2.5% in either direction to achieve a 5% total range.

Methodology: Partially Owned Properties – Slide 15

John Starr:	For stabilized partially owned properties values were based on the company’s share of estimated proceeds after the repayment of debt and partnership promoted interests from hypothetical sales of the assets on the valuation date. The same was done for non-stabilized partially owned assets except that the company’s share of estimated net proceeds from a hypothetical sale was based on a future stabilized date and discounted back to present value.

As with the wholly owned properties, CBRE Cap utilized the discounted cash flow approach with terminal cap rates and discount rates sourced from MAI appraisals. Similarly terminal cap rates vary by location and market and a 5% range was developed by adjusting the discount rates and terminal cap rates up and down by 2.5%.

Vacant land held for development was valued based on comparable sales approach.

Valuation Summary – Slide 16

John Starr:	The valuation range was set by varying the discount and terminal cap rates for each asset. Specifically, the range was set at weighted averages of approximately 39 basis points on the discount rate and approximately 36 basis points on the terminal capitalization rate of each asset, which represents an approximate 5 percent sensitivity on both the discount rate and terminal cap rate. The lower end of the range for both rates has a positive $0.52 impact on the estimated NAV per share, after adjustment for the incentive fee to the advisor, while the high end has a negative $0.51 impact on the estimated NAV per share.

For all fully owned real estate the weighted average discount rates ranged from 7.3% to 9.3% with the lower end of the range generally attributable to our medical office buildings and the higher end of the range stemming from our post-acute and seniors housing properties.

Weighted average terminal cap rates range from 6.4% to 8.1% for wholly owned properties again with medical office buildings at the lower end and post-acute and seniors housing assets at the higher end of the range. Our partially owned assets had weighted average discount and terminal cap rates ranging from 8.1% to 8.5% and 7.3% to 7.7% respectively. I would now like to turn the call over to Kevin Maddron, CNL Healthcare Properties CFO and COO to summarize the results of our valuation work and describe other administrative matters.

Estimated NAV Build-Up - Slide 17

Kevin Maddron:	Thank you, John and good afternoon. The resulting valuation range for the estimated net asset value of the company on a per share basis was $9.53 to $10.56 per share. Our board of directors approved $10.04 as the estimated NAV per share based on a total net asset value of approximately $1.77 billion which represents almost $3.29 billion in real estate value and $82.2 million in cash and other assets, offset by approximately $1.60 billion in debt, accounts payable and other liabilities. Our estimated NAV per share was positively impacted by an increase in net operating income due to improved property performance, continued stabilization of development properties, growth in the occupancy of our seniors housing portfolio, and a decline in both the terminal cap and discount rates used.

Dividing our total net asset value by approximately 176.4 million outstanding shares as of December 31, 2016 results in an estimated net asset value per share of $10.04.

Repricing of Shares - Slide 18

Kevin Maddron:	As previously mentioned, our estimated net asset value per share as of December 31, 2016 is $10.04. The price of shares under our distribution reinvestment plan is also $10.04 per share, which was effective February 13, 2017. Our redemption plan will continue to redeem shares at the new estimated net asset value per share, not to exceed the price paid by the shareholder. Quarterly distributions per share remain unchanged at $0.10581 per share for the first quarter, which will be paid on or about March 13. However, as the portfolio continues to mature and our remaining development assets begin to experience positive cash flow, the company and its board of directors will evaluate the ability to increase the level of distributions based on the overall financial position of the company at that time. Until then, there can be no assurance a change in the distribution rate is forthcoming. Additionally, it is important to note that the estimated NAV per share is a snapshot in time and is not necessarily indicative of the value of the company or the amount that stockholders may receive if the company were to list its shares or liquidate its assets now or in the future.

Our Strategy for the Future – Slide 19

Kevin Maddron:	We have fully invested the offering proceeds and remain focused on managing our assets in order to drive performance and maximize cash flows at the individual asset level. We will allow our portfolio to mature as construction and expansion projects are completed and those properties lease up. At that point and consistent with our prospectus, we expect to begin discussions to assess strategic alternatives for liquidity to our shareholders.

We intend to post this presentation on our website at cnlhealthcareproperties.com if you would like to refer to it and we also invite you to review our Form 8K filed on February 13, 2017 which has additional details about our estimated net asset value and our valuation process.

Pause for 1…2…3…seconds

Now I’d like to turn it back over to (OPERATOR NAME) to take questions from the audience.

Questions & Answers – Slide 20

Operator:	Thank you. Ladies and gentlemen if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you’re using a speakerphone, please lift your handset before entering your request. One moment please for the first question.

Operator —Once Q&A ends, turn the call back to Stephen Mauldin for closing remarks

Closing – Slide 21

Steve Mauldin:	Thank you (OPERATOR NAME) and thank you for your questions and being with us on today’s call. We are pleased with the progress of the company and the results of our most recent net asset valuation process. On behalf of our board of directors and entire management team, we appreciate each of your interest and engagement. This concludes today’s call.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a great day everyone.

END